K&L | GATES                       Kirkpatrick & Lockhart Preston Gates Ellis LLP
                                  1601 K Street NW
                                  Washington, DC  20006-1600

                                  T 202.778.9000          www.klgates.com


                                   May 2, 2008




Neuberger Berman Equity Funds
605 Third Avenue, Second Floor
New York, NY  10158-0180


Ladies and Gentlemen:

     We have acted as counsel to Neuberger Berman Equity Funds, a Delaware statutory trust (the "Trust"), in connection with the filing with the Securities and Exchange Commission (the "SEC") of the Trust's registration statement on Form N-14 (the "Registration Statement") under the Securities Act of 1933, as amended (the "1933 Act"), registering the Investor Class and Advisor Class shares of beneficial interest in Neuberger Berman Genesis Fund (the "Acquiring Fund"), par value $0.001 per share (the "Shares"), to be issued pursuant to the Plan of Reorganization and Dissolution, the form of which is being filed as part of the Registration Statement (the "Reorganization Plan"). The Reorganization Plan between the Acquiring Fund and Neuberger Berman Fasciano Fund (the "Acquired Fund"), each a series of the Trust, will provide for the transfer of the Acquired Fund's assets to, and the assumption of the Acquired Fund's liabilities by, the Acquiring Fund in exchange solely for a number of Shares determined in the manner specified in the Reorganization Plan, such Shares to be distributed to the Acquired Fund's shareholders upon the subsequent liquidation of the Acquired Fund.

     You have requested our opinion as to the matters set forth below in connection with the filing of the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, the Reorganization Plan, the Amended and Restated Trust Instrument and By-Laws of the Trust, and the action of the Trust that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinions, we have also relied on a certificate of an officer of the Trust. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

     Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the laws of the State of Delaware that, in our experience, generally are applicable to the issuance of shares by entities such as the Trust. We express no opinion with respect to any other laws.

Neuberger Berman Equity Funds
May 2, 2008
Page 2


     Based upon and subject to the foregoing, we are of the opinion that:

     1. The Shares to be issued pursuant to the Registration Statement have been duly authorized for issuance by the Trust; and

     2. When issued and paid for upon the terms provided in the Reorganization Plan, the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid and nonassessable.

     This opinion is rendered solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion with the SEC in connection with the Registration Statement and to the reference to this firm in the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

                              Very truly yours,

                              /s/ Kirkpatrick & Lockhart Preston Gates Ellis LLP






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